Exhibit 99.1

[JP MORGAN LOGO]                                    [CHASE LOGO]


NEWS RELEASE




FOR IMMEDIATE RELEASE


Investor Contact:                              Media Contacts:
John Borden, 212-270-7318                      Jon Diat, 212-270-5089
                                               Joe Evangelisti,212-648-9589



                           CHASE AND J.P. MORGAN MERGE

                CREATE PREEMINENT GLOBAL FINANCIAL SERVICES FIRM


         NEW YORK, JANUARY 2 - The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated today said that they have completed the merger of their holding companies, effective December 31, 2000. The name of the new firm is J.P. Morgan Chase & Co.

J.P. Morgan Chase is a premier global competitor with operations in over 60 countries. The firm has stockholders' equity of more than $39 billion, assets in excess of $705 billion and a market capitalization of approximately $83 billion. Headquartered in New York, J.P. Morgan Chase serves 32 million consumer customers in the United States, over 5,000 corporate, institutional, and government clients worldwide, and has over 90,000 employees globally. The company's new web site address is www.jpmorganchase.com.

As a result of the merger, 3.7 shares of J.P. Morgan Chase common stock are to be exchanged for each share of J.P. Morgan common stock. Chase, under its new name - J.P. Morgan Chase & Co. - commences trading on the New York Stock Exchange today under the ticker symbol "JPM."

                                     # # # #